EXHIBIT 16.1

December 16, 2013

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 16, 2013 of U.S. Neurosurgical, Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, and agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with the other statements of the Company contained therein.

Sincerely,

/s/ Dixon Hughes Goodman LLP
Raleigh, North Carolina